Exhibit 99.1

Allogene Therapeutics Reports Third Quarter 2026
Financial Results and Business Update
•Pivotal Phase 2 ALPHA3 Program in 1L Large B-cell Lymphoma (LBCL):
◦ALPHA3 Enrollment Momentum Continues, Supported by Expanding Trial Network, Increased MRD Screening, and Brisk Enrollment in Asia-Pacific
◦Next ALPHA3 Clinical Update Anticipated in Mid-2027, with Trial Enrollment Completion Expected by Year-End 2027
◦Appointed Cell Therapy Commercialization Veteran Rocio Manghani, MPH, as Vice President, Market Access, Evidence & Strategy
◦Investor Event at ASH to Focus on Cema-cel’s Potential to Overcome Barriers to Autologous CAR T Adoption
•Phase 1 RESOLUTION Trial in Autoimmune Disease:
◦Presentation at ACR Convergence (November 9) to Expand on Published Nine-Patient Abstract with Additional Patients, Longer Follow-Up Across Three ALLO-329 Dose Levels and Three Lymphodepletion Approaches
◦Updated Results to Highlight ALLO-329's Emerging Safety and Clinical Activity, Including a Focused Assessment of Treatment Responses in Systemic Sclerosis (Scleroderma) and New Insights into the Role of Lymphodepletion
•Clinical Progress and Next-Generation Innovation
◦Two Invited Presentations at SITC 2026 will Highlight Clinical Progress in Solid Tumors and Allogene's Broader Vision in Oncology and Autoimmune Disease
◦Preclinical Poster to Showcase Next-Generation DLL3/CD70 Dual CAR T Product Candidate for Small Cell Lung Cancer and Other Neuroendocrine Tumors, Showcasing Continued Innovation with Dagger® Technology
•Ended the Third Quarter of 2026 with $388.9 Million in Cash, Cash Equivalents and Investments
•Conference Call and Webcast Scheduled for Today at 2:00 p.m. PT/5:00 p.m. ET

SOUTH SAN FRANCISCO, Calif., November 5, 2026 – Allogene Therapeutics, Inc. (Nasdaq: ALLO), a clinical-stage biotechnology company pioneering the development of allogeneic CAR T (AlloCAR T) products for cancer and autoimmune disease, today provided corporate updates and reported financial results for the quarter ended September 30, 2026.

“CAR T has transformed what's possible in medicine, but toxicity and treatment complexity have kept its full potential out of reach for too many patients,” said Zachary Roberts, M.D., Ph.D., President and Chief Executive Officer of Allogene. “We believe 2027 will be an important year for cema-cel and the field, with upcoming ALPHA3 data expected to provide important insights into the potential for CAR T to be integrated into existing practice patterns, earlier in the course of a patient’s disease and closer to where they receive care. At the same time, our ALLO-329 data set to be released next week will begin to address an equally important question in autoimmune disease: whether we can deliver meaningful clinical benefit with less reliance on chemotherapy-based conditioning. Both programs reflect our conviction that the future of CAR T will be shaped not only by what these therapies can do, but by how we make them more accessible and practical for patients.”

Cema-Cel: Pivotal ALPHA3 Trial in 1L Consolidation in LBCL
Cemacabtagene ansegedleucel (cema-cel) is being evaluated in ALPHA3, the first pivotal, randomized trial in LBCL designed to assess whether minimal residual disease (MRD)-guided treatment following first-line therapy can delay or prevent clinical relapse.

Enrollment momentum continues, supported by expanded site participation, increasing MRD screening activity, strong investigator engagement, and brisk enrollment in the Asia-Pacific region following the positive interim futility analysis reported earlier this year. The growing ALPHA3 network includes community oncology practices, where the majority of patients with LBCL receive treatment, reinforcing the potential for cema-cel to expand CAR T access beyond traditional treatment centers.

Early clinical experience has demonstrated the feasibility of outpatient cema-cel administration, including at community practices with limited or no prior CAR T experience. Together with the integration of MRD testing to identify patients at risk of relapse, these findings support the potential for ALPHA3 to establish a new treatment paradigm that brings CAR T earlier in the course of disease and closer to where patients receive care.

The Company continues to anticipate its next clinical update in mid-2027, with trial enrollment expected to be completed by year-end 2027.

Cema-Cel: Advancing Commercial Readiness and Patient Access
As the ALPHA3 program advances, Allogene has begun laying the groundwork for potential commercialization of cema-cel, with an early focus on payer coverage, reimbursement and treatment-site readiness to support broader patient access. To lead these efforts, the Company appointed Rocio Manghani, MPH, as Vice President, Market Access, Evidence & Strategy. Ms. Manghani brings extensive cell therapy commercialization experience from Kite, Gamida Cell and Orca Bio, including expertise in payer coverage, reimbursement, evidence generation and launch operations. Her appointment underscores Allogene's commitment to addressing access barriers early and preparing to bring CAR T to patients where they receive care.

Further informing this strategy, an abstract accepted for online publication in November in connection with the 2026 American Society of Hematology (ASH) Annual Meeting and in the supplemental issue of Blood will highlight findings from a survey of 152 U.S. hematologists and oncologists examining barriers to CAR T adoption and opportunities to expand access through allogeneic therapy.

Building on these insights, Allogene plans to host an in-person event at ASH exploring how cema-cel could help overcome longstanding barriers to CAR T adoption. The discussion will explore how earlier intervention guided by MRD testing, combined with the potential for treatment in community practices, could expand access to CAR T. Additional event details will be announced at a later date.

ALLO-329: Purpose-Built Allogeneic CAR T for Autoimmune Disease
ALLO-329 is a next-generation, dual-targeting anti-CD19/CD70 AlloCAR T product incorporating the Company’s proprietary Dagger® technology. The product was designed to address allogeneic rejection by targeting activated CD70-positive patient T cells, with the goal of optimizing the benefit-risk profile while reducing or eliminating the need for conventional chemotherapy-based lymphodepletion (LD).

The ongoing Phase 1 RESOLUTION trial is a dose-escalation study evaluating ALLO-329 across multiple autoimmune indications, including systemic sclerosis (scleroderma), idiopathic inflammatory myopathies (myositis) or systemic lupus erythematosus (lupus). The trial incorporates a parallel evaluation of three conditioning approaches: no LD, cyclophosphamide alone and fludarabine plus cyclophosphamide. The design of RESOLUTION is intended to help distinguish the contribution of ALLO-329 from that of chemotherapy-based conditioning and inform selection of a treatment regimen that minimizes the burden and toxicity of LD without compromising efficacy.

Allogene will present updated clinical and translational data from RESOLUTION at the 2026 American College of Rheumatology (ACR) Convergence on November 9, 2026. The presentation will build upon the published nine-patient abstract with an expanded patient population, longer follow-up and results across three dose levels and three LD approaches.

The expanded dataset will provide a more comprehensive assessment of ALLO-329's emerging safety and efficacy, with a focus on scleroderma, while offering new insights into the relationship between conditioning intensity and treatment response. Enrollment and dose escalation continue as the Company evaluates additional dose levels and conditioning approaches to inform selection of a potential Phase 2 regimen.

Allogene will host a webinar on November 9, 2026, at 6:00 a.m. PT/9:00 a.m. ET to review the updated clinical and translational findings, prior to the ACR poster presentation later that day.

Next-Generation Pipeline: Advancing the Dagger® Platform
Allogene will highlight its leadership in allogeneic CAR T at the Society for Immunotherapy of Cancer (SITC) Annual Meeting, November 4–8, 2026, through two invited presentations and a preclinical poster showcasing the breadth and continued evolution of its platform.

On November 5, Jeff McLeroy, M.D., Vice President, Head of Safety and Pharmacovigilance, discussed clinical findings from the Phase 1 TRAVERSE trial of ALLO-316 in renal cell carcinoma, including evidence of durable responses, CAR T expansion and tumor infiltration in patients with advanced disease. On November 6, Dr. Roberts will present Allogene's broader vision for allogeneic CAR T as a platform designed to improve patient access across oncology and autoimmune disease, highlighting the Company's clinical programs and the potential to bring cell therapy into more treatment settings.

Complementing these presentations, the Company will present preclinical data evaluating a novel off-the-shelf DLL3/CD70 dual CAR T product candidate for small cell lung cancer and other neuroendocrine tumors. The findings suggest that careful selection of the genomic location for site-specific-integration of the CAR can improve CAR T-cell performance in controlling tumors. Confirming and extending observations presented earlier this year with BCMA, the data show pairing the DLL3 CAR with a CAR targeting CD70 can enhance resistance to the immune-mediated rejection, illustrating that Dagger® technology can be coupled with other CARs. These findings reinforce the potential of the Dagger technology as a versatile foundation for Allogene's next-generation pipeline, supporting the development of off-the-shelf CAR T therapies across additional targets for both hematological and solid tumors as well as autoimmune disease.

2026 Third Quarter Financial Results
•Research and development expenses were $41.9 million for the third quarter of 2026, which includes $2.9 million of non-cash stock-based compensation expense.
•General and administrative expenses were $12.9 million for the third quarter of 2026, which includes $4.2 million of non-cash stock-based compensation expense.
•Net loss for the third quarter of 2026 was $50.4 million, or $0.15 per share, including non-cash stock-based compensation expense of $7.0 million.
•The Company had $388.9 million in cash, cash equivalents, and investments as of September 30, 2026.

Based on its cash, cash equivalents, and investments as of September 30, 2026, the Company continues to project its cash runway into 2029. Guidance for operating expense in 2026 is expected to be approximately $165 million. GAAP Operating Expenses are expected to be approximately $225 million, including estimated non-cash stock-based compensation expense of approximately $35 million. These estimates exclude any impact from potential business development activities.

Conference Call and Webcast Details
Allogene will host a live conference call and webcast today at 2:00 p.m. PT / 5:00 p.m. ET to discuss financial results and provide a business update. If you would like the option to ask a question on the conference call, please use this link to register. Upon registering for the conference call, you will receive a personal PIN to access the call, which will identify you as the participant and allow you the option to ask a question. The listen-only webcast will be made available on the Company's website at www.allogene.com under the Investors tab in the News and Events section. Following the live audio webcast, a replay will be available on the Company's website for approximately 30 days.

About Allogene Therapeutics
Allogene Therapeutics, with headquarters in South San Francisco, is a clinical-stage biotechnology company pioneering the development of allogeneic chimeric antigen receptor T cell (AlloCAR T) products for cancer and autoimmune disease. Led by cell therapy veterans applying proven CAR T experience, Allogene is developing a pipeline of off-the-shelf CAR T cell product candidates with the goal of delivering readily available cell therapy on-demand, more reliably, and at greater scale to more patients. For more information, please visit www.allogene.com, and follow Allogene Therapeutics on X and LinkedIn.

Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In some cases, forward-looking statements may be identified by words such as “expect,” “believe,” “plan,” “intend,” “estimate,” “target,” “potential,” “could,” “will,” “anticipate,” “support,” “designed to,” “continue,” “project,” and similar expressions. Forward-looking statements in this press release include, but are not limited to, statements regarding the timing, design, conduct, and results of Allogene’s clinical trials and analyses, including the anticipated mid-2027 clinical update and expected completion of enrollment by year-end 2027 in the ALPHA3 trial, and the planned presentation of updated Phase 1 RESOLUTION trial data for ALLO-329 at ACR in November 2026; the extent to which expansion of the ALPHA3 trial network, MRD screening, investigator engagement and enrollment in Asia-Pacific and community oncology practices may support trial enrollment and future patient access; the rate and pace of enrollment and dose escalation in the RESOLUTION trial, and the selection of a potential Phase 2 dose and conditioning regimen; the timing, scope and anticipated findings of planned scientific presentations and investor events, including at ACR, ASH and SITC; the potential clinical benefits, safety, tolerability, durability, and efficacy of Allogene’s product candidates; the potential for MRD-guided first-line consolidation to improve outcomes in LBCL; the potential for MRD screening and outpatient administration to facilitate earlier intervention and treatment in community care settings; the potential value and advantages of allogeneic CAR T, including its ability to address clinical and practical barriers presented by other therapies; the potential to deliver allogeneic CAR T therapy in outpatient and community care settings and to expand patient access; preparations for possible commercialization of cema-cel, including payer coverage, reimbursement, evidence generation and treatment-site readiness; the potential to reduce or eliminate conventional chemotherapy-based lymphodepletion, and the effects of different ALLO-329 dose levels and conditioning approaches on safety, tolerability and clinical activity, including in systemic sclerosis; the potential utility of Dagger® technology, including the DLL3/CD70 dual CAR T approach, and the translation of preclinical findings into clinical benefit; expectations regarding clinical trial execution and operational performance; and expectations regarding Allogene’s financial position, cash runway, and 2026 operating outlook. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, but not limited to, risks and uncertainties inherent in clinical development (including that interim or early data may not be predictive of later or final results or clinical outcomes), patient enrollment and trial execution risks, including delays in enrollment, data collection and presentation timelines, uncertainties related to MRD testing and its clinical significance and whether MRD-guided treatment will translate into clinically meaningful benefit, the occurrence of adverse safety events, uncertainty regarding the benefits and risks of different lymphodepletion regimens, the possibility that preclinical findings will not translate to clinical results, regulatory risks and uncertainties, manufacturing and CMC risks, reliance on third parties and licensors, commercialization and reimbursement uncertainties, competitive developments, intellectual property and contractual risks, and financial risks, including the need for additional capital. These and other risks and uncertainties are described more fully in Allogene’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, being filed with the SEC today. All forward-looking statements in this press release speak only as of the date of this press release, and Allogene undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Dagger® is a trademark of Allogene Therapeutics, Inc.

Allogene’s investigational AlloCAR T oncology products utilize Cellectis technologies. Cemacabtagene ansegedleucel (cema-cel) was developed based on an exclusive license granted by Cellectis to Servier. Servier has granted Allogene exclusive rights to cema-cel in the U.S., all EU Member States and the United Kingdom. The anti-CD70 AlloCAR T program is licensed exclusively from Cellectis by Allogene and Allogene holds global development and commercial rights to this AlloCAR T program. ALLO-329 (CD19/CD70) in autoimmune disease uses CRISPR gene-editing technology.

ALLOGENE THERAPEUTICS, INC.
SELECTED FINANCIAL DATA
(unaudited; in thousands, except share and per share data)
STATEMENTS OF OPERATIONS

	Three Months Ended September 30,
	2026	2025
Collaboration revenue - related party	$—	$—
Operating expenses:
Research and development	$41,934	$31,164
General and administrative	12,859	13,737
Total operating expenses	54,793	44,901
Loss from operations	(54,793)	(44,901)
Other income (expenses), net:
Interest and other income, net	4,879	3,926
Interest expense	(379)	(344)
Other income (expenses), net	(76)	(81)
Total other income (expenses), net	4,424	3,501
Net loss	$(50,369)	$(41,400)
Net loss per share, basic and diluted	$(0.15)	$(0.19)
Weighted-average number of shares used in computing net loss per share, basic and diluted	346,092,814	222,038,680

SELECTED BALANCE SHEET DATA

	As of September 30, 2026	As of December 31, 2025
Cash, cash equivalents and investments	$388,873	$258,253
Total assets	511,320	415,905
Total liabilities	118,768	123,363
Total stockholders’ equity	392,552	292,542

Allogene Media/Investor Contact:
Christine Cassiano
EVP, Chief Corporate Affairs & Brand Strategy Officer
Christine.Cassiano@allogene.com

Leslie Bryant
Executive Director, Corporate Communications
Leslie.Bryant@allogene.com